EXHIBIT 4
                                                                  EXECUTION COPY



                ------------------------------------------------


                            STOCK PURCHASE AGREEMENT


                                      among


                    SUPERIOR NATIONAL INSURANCE GROUP, INC.,


                            INSURANCE PARTNERS, L.P.,


                   INSURANCE PARTNERS OFFSHORE (BERMUDA), L.P.


                                       AND


                            CAPITAL Z PARTNERS, LTD.




                   ------------------------------------------

                             Dated as of May 5, 1998

                   ------------------------------------------

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I     THE TRANSACTIONS.................................................2
     1.1      Purchase and Sale................................................2
     1.2      Closing Matters..................................................2
     1.3      The Closing......................................................2
     1.4      Commitment Fee...................................................3
     1.5      Transaction Fee..................................................3
     1.6      Additional Fee...................................................3

ARTICLE II    REPRESENTATIONS AND WARRANTIES
              OF THE PURCHASERS................................................4
     2.1      Organization.....................................................4
     2.2      Authority........................................................4
     2.3      No Violation.....................................................5
     2.4      Brokers..........................................................5
     2.5      Funds Available..................................................6
     2.6      Securities Act Representation....................................6

ARTICLE III   REPRESENTATIONS AND WARRANTIES
              OF THE COMPANY...................................................6
     3.1      Corporate Organization...........................................6
     3.2      Capital Stock....................................................6
     3.3      Newly Issued Shares..............................................7
     3.4      Authority........................................................7
     3.5      No Violation.....................................................8
     3.6      SEC Filings......................................................9
     3.7      Litigation......................................................10
     3.8      Compliance with Laws............................................10
     3.9      No Material Adverse Change; Ordinary Course of Business.........11
     3.10     Private Offering................................................11
     3.11     Taxes...........................................................11
     3.12     Brokers.........................................................12
     3.13     Fairness Opinion................................................12

ARTICLE IV    COVENANTS AND AGREEMENTS........................................12
     4.1      Proxy Statement and Meeting of Company's Stockholders...........12
     4.2      Standstill......................................................13
     4.3      Transfer of Shares..............................................15
     4.4      Rights Offering; Debt Offering..................................16
     4.5      Best Efforts....................................................17
     4.6      Indemnification by the Company..................................17
     4.7      Indemnification by the Purchasers...............................18
     4.8      Consents........................................................19
     4.9      Use of Proceeds.................................................19

                                                                            Page
                                                                            ----
     4.10     HSR Reports.....................................................19
     4.11     Exclusivity.....................................................19
     4.12     SEC Filings.....................................................19
     4.13     Amendment of Purchase Agreement.................................20
     4.14     Rights Offering Notice..........................................20

ARTICLE V     CONDITIONS PRECEDENT............................................20
     5.1      Conditions to Each Party's Obligations..........................20
     5.2      Conditions to the Obligations of the Company....................20
     5.3      Conditions to the Obligations of Purchasers.....................21

ARTICLE VI    MISCELLANEOUS...................................................23
     6.1      Termination.....................................................23
     6.2      Amendment.......................................................23
     6.3      Waiver..........................................................23
     6.4      Survival........................................................23
     6.5      Notices.........................................................23
     6.6      Headings; Agreement.............................................24
     6.7      Publicity.......................................................25
     6.8      Entire Agreement................................................25
     6.9      Conveyance Taxes................................................25
     6.10     Assignment......................................................25
     6.11     Counterparts....................................................26
     6.12     Governing Law...................................................26
     6.13     Third Party Beneficiaries.......................................26
     6.14     Costs and Expenses..............................................26


EXHIBITS

Exhibit A-1   Purchasers of the Shares of Common Stock
Exhibit A-2   Warrants
Exhibit A-3   Transaction Fee
Exhibit B     Form of Warrant
Exhibit C     Form of Amended and Restated Registration Rights Agreement

                            STOCK PURCHASE AGREEMENT
                            ------------------------


              STOCK PURCHASE AGREEMENT ("Agreement") dated as of May 5, 1998 by and among Superior National Insurance Group, Inc., a Delaware corporation (the "Company"), Insurance Partners, L.P., a Delaware limited partnership ("IP Delaware"), Insurance Partners Offshore (Bermuda), L.P., a Bermuda limited partnership ("IP Bermuda"), and Capital Z Partners, Ltd., a Bermuda corporation ("Cap Z", and together with IP Delaware and IP Bermuda, the "Purchasers").


                                R E C I T A L S:

              WHEREAS, the Purchasers wish to purchase from the Company, and the Company wishes to issue and sell to the Purchasers, the number of shares of common stock, par value $.01 per share (the "Common Stock"), of the Company as is set forth in Section 1.1 below, on the terms and subject to the conditions set forth herein;

              WHEREAS, concurrently with the execution of this Agreement, the Company and Foundation Health Corporation, a Delaware corporation ("FHC"), are entering into a Purchase Agreement (the "Purchase Agreement") pursuant to which the Company will acquire certain subsidiaries of FHC;

              WHEREAS, the Board of Directors of the Company (the "Board of Directors") has approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein;

              WHEREAS, in accordance with Section 4.2(b) and (c) of the Amended and Restated Stock Purchase Agreement, dated as of September 17, 1996 as amended and restated effective as of February 17, 1997 (the "September 1996 Stock Purchase Agreement"), among the Company, IP Delaware, IP Bermuda and the other persons or entities who executed the subscription agreements attached thereto, the limitations set forth in Section 4.2(a) and (c) of the September 1996 Stock Purchase Agreement have been waived with respect to the transactions contemplated hereby with the approval of the Board of Directors of the Company in accordance with Section 4.2(b) of the September 1996 Stock Purchase Agreement; and

              WHEREAS, the Board of Directors of the Company has approved the transfer or assignment by Cap Z of (i) this Agreement and all of its rights, interests and obligations hereunder and (ii) the Shares and the Warrants (each as defined herein) to be issued to Cap Z hereunder (x) to a partnership of which Cap Z will be, directly or indirectly, the general partner, (y) to or from Zurich Centre Investments

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                                                                               2

Ltd. ("ZCIL") or its affiliates in accordance with the terms of the letter agreement, dated May 5, 1998 (the "Zurich Letter"), among the Company, Cap Z and ZCIL or (z) in the case of the Warrants, as otherwise provided in Section 1.4 hereof.

                               A G R E E M E N T:
                               - - - - - - - - -

              NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions contained herein, the sufficiency of which is hereby acknowledged, and in order to set forth the terms and conditions of the transactions described herein and the mode of carrying the same into effect, the parties hereby agree as follows:


                                    ARTICLE I

                                THE TRANSACTIONS

              1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, each of the Purchasers agrees to purchase from the Company and the Company agrees to issue and sell to each of the Purchasers (the "Purchase") at the Closing (as defined below) the aggregate number of shares of Common Stock (the "Shares") equal to the sum of (a) the number of shares of Common Stock set forth opposite such Purchaser's name on Exhibit A-1 hereto under the heading "Shares to be Purchased" at a purchase price for each share of Common Stock of Sixteen Dollars and Seventy-Five Cents ($16.75) (the "Share Price"), plus (b) if all the shares of Common Stock offered in the Rights Offering (as defined herein) are not subscribed for, the aggregate number of shares of Common Stock that is equal to the product of the total number of shares of Common Stock which are not subscribed for in the Rights Offering (which number shall be set forth in the notice to be delivered by the Company to the Purchasers pursuant to
Section 4.14 hereof) and the percentage set forth opposite such Purchaser's name on Exhibit A-1 hereto under the heading "Percentage of Unsubscribed Shares" at a purchase price for each share of Common Stock equal to the Share Price; provided, that in no event shall any Purchaser be obligated to purchase in excess of the number of shares of Common Stock set forth opposite such Purchaser's name on Exhibit A-1 hereto under the heading "Maximum Number of Shares" (the aggregate amount to be paid by a Purchaser under this Section being the "Purchase Price" with respect to such Purchaser).

              1.2 Closing Matters. At the Closing each of the Purchasers shall wire transfer or otherwise make available in same day funds to the Company the Purchase Price to be paid by such Purchaser and the Company shall deliver to such Purchaser certificates representing the Shares purchased by such Purchaser.

              1.3 The Closing. Subject to the fulfillment of the conditions precedent specified in Article V (any or all of which may be waived in writing by the respective parties whose performance is conditioned upon satisfaction of such

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                                                                               3

conditions precedent), the purchase and sale of the Shares shall be consummated at a closing (the "Closing") to be held at the offices of Riordan & McKinzie in Los Angeles, California, subject to the satisfaction or waiver of all conditions precedent specified in Article V hereof, simultaneous with the Closing (as defined in the Purchase Agreement) under the Purchase Agreement, or at such other place and time as the Company and the Purchasers shall mutually agree in writing after the satisfaction or waiver of all conditions precedent specified in Article V; provided, that the Closing Date shall not be less than 10 business days after the date on which the Rights Offering Notice is delivered by the Company to the Purchasers pursuant to Section 4.14 hereof; and provided, further, that in no circumstance shall the Closing occur on or after November 30, 1998 or such later date as may be required by Section 7.1(b)(i) of the Purchase Agreement, but in no event later than December 31, 1998 (such date and time being herein referred to as the "Closing Date").

              1.4 Commitment Fee. Whether or not the transactions contemplated hereby are consummated, the Company shall pay a commitment fee to each Purchaser or its designee (or, in the case of Cap Z, assignee) and ZCIL or its designee (the "Commitment Fee") as compensation, in the case of each Purchaser, for agreeing to purchase the Shares referred to in Section 1.1(b) hereof, and, in the case of ZCIL, for providing the Zurich Letter in respect of the Shares referred to in Section 1.1(b) hereof. The Commitment Fee due hereunder shall be earned and payable as of the date of execution of this Agreement and shall be paid by issuing to each Purchaser or its designee (or, in the case of Cap Z, assignee) and ZCIL or its designee, except to the extent set forth in the Zurich Letter, the number of Common Stock Purchase Warrants (the "Warrants") set forth opposite such Purchaser's or ZCIL's name on Exhibit A-2 hereto registered in the name of such Purchaser or ZCIL. The Warrants shall be in the form of Exhibit B hereto and shall be issued to each Purchaser or its designee (or, in the case of Cap Z, assignee) and ZCIL or its designee in definitive form on the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms. Notwithstanding the provisions of Section 6.4 hereof, this Section
1.4 shall survive the termination of this Agreement.

              1.5 Transaction Fee. If the transactions contemplated hereby are consummated, at the Closing, the Company shall pay to each Purchaser or its designee (or, in the case of Cap Z, assignee), in immediately available funds, a transaction fee in the amount set forth opposite such Purchaser's name on Exhibit A-3 hereto.

              1.6 Additional Fee. If FHC shall pay to the Company the breakup fee (the "Breakup Fee") as described in Section 7.3 of the Purchase Agreement in accordance with Section 7.3 of the Purchase Agreement, then the Company shall pay to each Purchaser or its designee promptly following the Company's receipt of the Breakup Fee, an amount equal to the product of (x) the Breakup Fee and
(y) a fraction, the numerator of which is equal to the sum of (i) the number of shares of Common Stock set forth opposite such Purchaser's name on Exhibit A-1 hereto under the heading "Maximum Number of Shares" plus (ii) the number of shares of Common

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                                                                               4

Stock issuable, as of the date the Breakup Fee is paid to the Company, to such Purchaser upon the exercise of the number of Warrants set forth opposite such Purchaser's name on Exhibit A-2 hereto (which, in the case of Cap Z, shall also include the Warrants set forth opposite ZCIL's name on such Exhibit), and the denominator of which is the number of outstanding shares of Common Stock on a fully-diluted basis on the date the Breakup Fee is paid to the Company, assuming the issuance to the Purchasers of the maximum number of shares of Common Stock issuable hereunder as if the purchase by the Purchasers contemplated hereunder shall have occurred (notwithstanding that no such purchases shall have taken place) and the exercise, as of the date of such payment, of all of the Warrants issuable hereunder into the aggregate number of Shares of Common Stock issuable thereunder as of the date the Breakup Fee is paid to the Company. Notwithstanding the provisions of Section 6.4 hereof, this Section 1.6 shall survive the termination of this Agreement.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASERS

              Each of the Purchasers, severally but not jointly, represents and warrants to the Company, solely as to such Purchaser, as to all matters relevant thereto, as follows:

              2.1 Organization. Each such Purchaser is a corporation or limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or formation, as the case may be.

              2.2 Authority. (i) Each such Purchaser has full corporate or partnership, as the case may be, power and authority to execute and deliver this Agreement and each other agreement contemplated hereby to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby, (ii) the execution, delivery and performance by such Purchaser of this Agreement and each other agreement contemplated hereby to which it is a party have been duly authorized by all necessary corporate or partnership, as the case may be, action on the part of such Purchaser, (iii) no other action on the part of such Purchaser (or, in the case of a Purchaser that is a limited partnership, its respective partners) is necessary to authorize the execution and delivery of this Agreement and each other agreement contemplated hereby by such Purchaser or the performance by such Purchaser of its obligations hereunder and (iv) this Agreement has been duly executed and delivered by such Purchaser and (assuming due execution and delivery by the other parties hereto) constitutes a legal, valid and binding agreement of such Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each other agreement to be executed by such Purchaser in connection with this Agreement on or prior to the Closing Date will be duly executed and delivered by such Purchaser, and (assuming due execution and delivery by the other party or parties thereto) will constitute a legal, valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

              2.3 No Violation. The execution and delivery by such Purchaser of this Agreement and each other agreement contemplated hereby to which it is a party, the performance by such Purchaser of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby will not (a) violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to such Purchaser (b) require such Purchaser to obtain the consent, waiver, approval, license or authorization of or make any filing with any person or governmental authority except for, (i) filings to be made in connection with or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Regulation D as promulgated under the Securities Act of 1933, as amended (the Securities Act"), and applicable state securities laws, (ii) if required, the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (an "HSR Report"), and (iii) the filing of a Form A Information Statement ("Form A") by the Purchaser with the insurance departments of such states as may be required in connection with the transactions contemplated by this Agreement or the Purchase Agreement or (c) violate, result (with or without notice or the passage of time, or both) in a breach of or give rise to the right to accelerate, terminate or cancel any obligation under or constitute (with or without notice or the passage of time, or both) a default under, any of the terms or provisions of any charter or bylaw, partnership agreement, indenture, mortgage, agreement, contract, order, judgment, ordinance, regulation or decree to which such Purchaser is subject or by which such Purchaser is bound, except for any of the foregoing matters which would not have, individually or in the aggregate, a material and adverse effect upon the operations, condition, prospects or results of operations of such party (a "Material Adverse Effect").

              2.4 Brokers. Such Purchaser has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement.

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                                                                               6

              2.5 Funds Available. Such Purchaser has funds available, or commitments from third parties to provide funds, sufficient to pay the Purchase Price to be paid by such Purchaser, it being agreed by the Company that the Zurich Letter constitutes such a commitment to provide funds to pay the Purchase Price to be paid by Cap Z.

              2.6 Securities Act Representation. As of the Closing hereunder, such Purchaser will be an "accredited investor" as defined in Rule 501 promulgated as part of Regulation D under the Securities Act. Such Purchaser is not purchasing its respective portion of the Shares with a view to a distribution or resale of any of such securities in violation of any applicable securities laws.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

              The Company represents and warrants to the Purchasers as follows:

              3.1 Corporate Organization. Each of the Company and its Subsidiaries (as defined below) is a corporation or statutory business trust duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, with all requisite corporate or trust, as the case may be, power and authority to lease the properties it operates as lessee and to carry on its business as it is now being conducted as described in the SEC Filings (as defined herein), and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which it currently carries on business, except where the failure to be so qualified or licensed or be in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. With respect to the Company, a "Material Adverse Effect" shall refer to the Company and its Subsidiaries on a consolidated basis. True and complete copies of the Certificate of Incorporation and the Bylaws of the Company and respective charter documents of the Subsidiaries, each as amended to date, have been delivered to the Purchasers. "Subsidiaries" means, with respect to the Company, a corporation or other entity of which 50% or more of the voting power of the outstanding voting securities or 50% or more of the outstanding equity interests is held, directly or indirectly, by the Company.

              3.2 Capital Stock. The authorized capital stock of the Company consists in its entirety of 25,000,000 shares of Common Stock, of which, as of the date hereof, 5,874,584 shares are issued and outstanding. All of the outstanding shares of Common Stock have been duly and validly authorized and issued, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. Except for warrants described in the SEC Filings (and the

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                                                                               7

preemptive rights that are contained in such warrants) and except for options and other stock rights authorized for issuance pursuant to the Company's stock plans and employee stock purchase plans described in the SEC Filings and except for the Warrants to be issued hereunder and the rights to purchase shares of Common Stock to be offered in connection with the Rights Offering, there are no preemptive rights, options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of capital stock or other securities of the Company or any of the Subsidiaries.

              3.3 Newly Issued Shares. The Shares to be issued and sold by the Company to the Purchasers in accordance with the terms of this Agreement have been duly authorized and, when issued as contemplated hereby at the Closing, will be validly issued, fully paid and non-assessable. At the Closing, the Purchasers will acquire good and marketable title to the Shares free and clear of any and all liens, encumbrances, security interests, preemptive rights, adverse claims or equities or rights in favor of another ("Encumbrances"), except such Encumbrances as may be created pursuant to this Agreement or imposed by applicable federal and state securities laws. Upon receipt of the Warrants pursuant to the terms hereof, the Purchasers or their designees will acquire good and marketable title to the Warrants and the Common Stock to be issued upon exercise thereof, in each case free and clear of any and all Encumbrances, except such Encumbrances as may be created pursuant to this Agreement, imposed by applicable federal and state securities laws or, prior to the Closing, the Certificate of Incorporation. The Common Stock to be issued upon the exercise of the Warrants is duly authorized, has been reserved for issuance, and, when so issued, will be fully paid and non-assessable. No other person or entity has any preemptive right, option, warrant, subscription agreement or other right with respect to such Shares, Warrants or Common Stock to be issued upon exercise of the Warrants, other than the preemptive rights held by the holders of the Common Stock Purchase Warrants issued under each of the Note Purchase Agreement, dated as of March 31, 1992 (the "Note Purchase Agreement") and the Preferred Securities Purchase Agreement, dated as of June 30, 1994 (the "Preferred Securities Purchase Agreement"), which preemptive rights will, as of the Closing Date, have been duly exercised or waived by such holders.

              3.4 Authority. The Company has full corporate power and authority to execute and deliver this Agreement and each other agreement contemplated hereby to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each other agreement contemplated hereby to which it is a party and the consummation of the transactions contemplated on its part hereby have been duly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company, except for the stockholder approval as specified in Article V hereof, are necessary to authorize the execution and delivery of this Agreement and each other agreement contemplated hereby by the Company or the performance by the Company of its obligations hereunder or thereunder. This Agreement has been duly executed and delivered by the Company and (assuming due execution and delivery by the other parties hereto) constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each other agreement to be executed by the Company in connection with this Agreement on or prior to the Closing Date will be duly executed and delivered by the Company, and (assuming due execution and delivery by the other party or parties thereto) will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

              3.5 No Violation. The execution, delivery and performance of this Agreement and each other agreement contemplated hereby by the Company and the consummation by it of the transactions contemplated hereby and thereby do not
(a) violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award (collectively, "Requirements of Law") applicable to the Company or any of the Subsidiaries, (b) require the consent, waiver, approval, license or authorization of or any notice or filing by the Company or any of the Subsidiaries with any person or governmental authority except for, (i) filings to be made in connection with or in compliance with the provisions of the Securities Act, the Exchange Act and applicable state securities laws, (ii) the filing of (A) HSR Reports by FHC and the Company in connection with the transactions contemplated by the Purchase Agreement (the "Acquisition"), (B) HSR Reports by the Purchasers, if required, in connection with this Agreement, (C) Forms A by the Company with the insurance departments of such states as may be required in connection with the Acquisition and (D) Forms A by the Purchasers with the insurance departments of such states as may be required in connection with this Agreement or (iii) any waiver required from the holders of the 10 3/4% Trust Preferred Securities of the Company's Subsidiary, Superior National Capital Trust I, in connection with the transactions contemplated by this Agreement and the Purchase Agreement or (c) violate, result (with or without notice or the passage of time, or both) in a breach of or give rise to the right to accelerate, terminate or cancel any obligation under, constitute (with or without notice or the passage of time, or both) a default under, any of the terms or provisions of any charter or bylaw, indenture, mortgage, agreement, contract, order, judgment, ordinance, regulation or decree to which the Company or any of its Subsidiaries is subject or by which the Company or any of its Subsidiaries is bound, except for any of the foregoing matters which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of the Subsidiaries previously entered into any agreement which is currently in effect, or by which the Company or any of the Subsidiaries is currently bound, granting any rights to any person which are inconsistent with the rights to be granted by the Company in this Agreement and each other agreement contemplated hereby, other

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                                                                               9

than the rights granted to the holders of the Common Stock Purchase Warrants issued pursuant to the Note Purchase Agreement and the Preferred Securities Purchase Agreement. The execution, delivery and performance of this Agreement and each other agreement contemplated hereby by the Company and the consummation by it of the transactions contemplated hereby and thereby will not result in a "change of control" or similar event occurring under any agreement, indenture, mortgage or contract to which the Company or any of its Subsidiaries is subject or by which the Company or any of its Subsidiaries is bound or give rise to a payment by the Company or any of its Subsidiaries under a change of control or similar provision in any agreement, indenture, mortgage or contract to which the Company or any of its Subsidiaries is subject or by which the Company or any of its Subsidiaries is bound.

              3.6 SEC Filings. The Company has filed all SEC Filings required to be filed by it since September 17, 1996 under the Securities Act or the Exchange Act, and all amendments thereto. The Company heretofore has delivered to each Purchaser true and complete copies of (a) its audited consolidated financial statements of the Company and the Subsidiaries (balance sheet and statements of operations, cash flows and stockholders' equity, together with the notes thereto) for the fiscal years ended and as at December 31, 1996 and December 31, 1997 (as such financial statements appear in the Company's Form 10-K for each of the fiscal years ended December 31, 1996 and December 31, 1997, which were filed with the Commission on March 10, 1997 and March 31, 1998, respectively (collectively, the "Financial Statements")), (b) its Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996, March 31, 1997, June 30, 1997, and September 30, 1997, (c) its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, (d) each of its Proxy Statements on Schedule 14A under the Exchange Act, dated November 11, 1996 and March 10, 1997, respectively, and
(e) all other reports, statements, registration statements and other documents (including Current Reports on Form 8-K) filed by it with the Securities and Exchange Commission (the "Commission") under the Securities Act or the Exchange Act, and all amendments and supplements thereto, since September 17, 1996 (the foregoing subsections (a) through (e), including all exhibits and Schedules thereto and documents incorporated by reference therein, are referred to in this Agreement as the "SEC Filings"). As of the respective date that it was filed with the Commission, each of the SEC Filings complied as to form and content, in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements included in the SEC Filings were prepared in accordance with generally accepted accounting principles, consistently applied, and (except as may be indicated therein or in the notes thereto) present fairly the consolidated financial position, results of operations and cash flows of Company as of the dates and for the respective periods indicated (subject, in the case of unaudited financial statements, to normal recurring year-end adjustments and any other adjustments described therein). The Company has (i) delivered to the Purchasers true and complete copies of (x) all correspondence relating to the Company between the Commission and the Company or its legal counsel and, to the Company's knowledge, accountants since September 17, 1996 (other than routine filing package cover letters) and (y) all correspondence between the Company or its counsel and the Company's auditors since September 17, 1996, relating to any audit, financial review or preparation of financial statements of the Company (other than correspondence which the Company reasonably believes is subject to a privilege), and (ii) disclosed to the Purchasers the content of all material discussions between the Commission and the Company or its legal counsel and, to the Company's knowledge, accountants concerning the adequacy or form of any SEC Filings filed with the Commission since September 17, 1996. The Company is not aware of any issues raised by the Commission with respect to any of the SEC Filings, other than those disclosed to the Purchasers pursuant to this paragraph.

              3.7 Litigation. Except as set forth in the SEC Filings, there are no actions, suits, proceedings, claims, complaints, disputes or investigations pending or, to the knowledge of the Company, threatened, at law, in equity, in arbitration or before any governmental authority against the Company or any of its Subsidiaries and with respect to which the Company or any of its Subsidiaries is responsible by way of indemnity or otherwise, that would, if adversely determined, (a) have a Material Adverse Effect on the Company or (b) have a material adverse effect on the ability of the Company to perform its obligations under this Agreement and each other agreement contemplated hereby to which it is a party. No injunction, writ, temporary restraining order, decree or order of any nature has been issued by any court or other governmental authority against the Company or any of its Subsidiaries purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other agreement contemplated hereby.

              3.8 Compliance with Laws.

                  (a) Each of the Company and the Subsidiaries is in compliance with all Requirements of Law in all respects, except to the extent that the failure to comply with such Requirements of Law would not have a Material Adverse Effect on the Company.

                  (b) (i) Each of the Company and the Subsidiaries has all licenses, permits, orders or approvals of any governmental authority (collectively, "Permits") that are material to or necessary for the conduct of the business of the Company in the manner described in the SEC Filings filed with the SEC prior to the date hereof, except to the extent that the failure to have such Permits would not have a Material Adverse Effect on the Company; (ii) such Permits are in full force and effect; and (iii) no material violations are recorded in respect to any Permit.

              3.9 No Material Adverse Change; Ordinary Course of Business. Except as set forth in the SEC Filings and except as previously disclosed to the Purchasers in writing, since December 31, 1997, (i) there has not been any material adverse change in operations, financial condition, prospects or results of operations of the Company and the Subsidiaries, taken as a whole and (ii) neither the Company nor any of the Subsidiaries has participated in any transaction or acted outside the ordinary course of business.

              3.10 Private Offering. No form of general solicitation or general advertising was used by the Company or any of the Subsidiaries or their respective representatives in connection with the offer or sale of the Shares or Warrants. No registration of the Shares or Warrants, pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, will be required by the offer, sale or issuance of the Shares or Warrants.

              3.11 Taxes. The Company and its Subsidiaries have filed or caused to be filed, or have properly filed extensions for, all income tax returns that are required to be filed and have paid or caused to be paid all amounts as shown on said returns and on all assessments received by it to the extent that such taxes have become due, except taxes the validity or amount of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves, in accordance with generally accepted accounting principles, have been set aside. The Company and its Subsidiaries have paid or caused to be paid, or have established reserves in accordance with generally accepted accounting principles that the Company or such Subsidiaries reasonably believes to be adequate in all material respects, for all income tax liabilities applicable to the Company and its Subsidiaries for all fiscal years that have not been examined and reported on by the taxing authorities (or closed by applicable statutes). United States federal income returns of the Company and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 1993. The Company has delivered to the Purchasers (a) true and complete copies of any tax sharing agreements to which it or any of the Subsidiaries is party and such agreements have not been amended in any manner and (b) an analysis of the ownership of capital stock of the Company by "5 percent shareholders" as such term is defined in Section 382 of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder (collectively, "Section 382").

              3.12 Brokers. Except with respect to any investment banking fee due to Donaldson, Lufkin & Jenrette Securities Corporation and any other financial advisor of the Company with respect to the transactions contemplated hereunder, the Company has not paid or become obligated to pay any fee or commission to any broker, funder, investment banker or other intermediary in connection with this Agreement.

              3.13 Fairness Opinion. The Company has received the favorable opinion of a financial advisor to the Company as to the fairness on a financial basis of the terms of the transactions contemplated under this Agreement and the Purchase Agreement, taken as a whole.

                                   ARTICLE IV

                            COVENANTS AND AGREEMENTS

              4.1 Proxy Statement and Meeting of Company's Stockholders.

                  (a) The Company shall call a meeting of its stockholders (the "Stockholders' Meeting") as soon as reasonably practicable after the date of this Agreement, for the purpose of voting upon approval of the sale of Shares pursuant to this Agreement and, to the extent required, the transactions contemplated by the Financing Agreements (as defined in the Purchase Agreement) and such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) the Company shall prepare and file with the Commission a Proxy Statement and mail such Proxy Statement to its stockholders,
(ii) the Board of Directors of the Company shall recommend to its stockholders the approval of the sale of Shares pursuant to this Agreement and (iii) the Board of Directors and officers of the Company shall use their reasonable efforts to obtain such stockholders' approval. Each Purchaser agrees to assist and co-operate with the Company in the preparation of the Proxy Statement with respect to information therein concerning any such Purchaser.

                  (b) The Company, on the one hand, and each Purchaser, on the other hand, hereby represents, warrants and agrees with the other that the Proxy Statement will not, at the time the Proxy Statement is mailed, and at the date of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval of the transactions contemplated by this Agreement in connection with which the Proxy Statement shall be mailed, except that no representation or warranty is being made by any party hereto with respect to information supplied in writing by any other party hereto for inclusion in the Proxy Statement. The Company further represents, warrants and agrees that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. The letter to stockholders, notice of meeting, proxy statement and form of proxy, or any information statement filed under the Exchange Act, as the case may be, that may be provided to stockholders of the Company in connection with the transactions contemplated by this Agreement (including any supplements), and any schedules required to be filed with the Commission in connection therewith, as from time to time amended or supplemented, are collectively referred to as the "Proxy Statement."

                  (c) The Company shall take all actions necessary in accordance with the Delaware General Corporation Law and the bylaws of the Company to duly call, give notice of, convene and hold the Stockholders' Meeting within forty-five (45) calendar days after the mailing of the Proxy Statement to approve the matters set forth therein.

              4.2 Standstill.

                  (a) Each Purchaser's "Associates" (which term shall be defined for this purpose to include CentreLine Reinsurance Limited, Centre Reinsurance Limited, International Insurance Investors, L.P. ("III") and International Insurance Advisors, Inc. ("IIA") and any person or entity that controls, is under common control with, or is controlled by any of the Purchasers or such persons or entities, and all individuals who are officers, directors or control persons of any such entities, including any of the Purchasers) that is a signatory hereto covenants and agrees with respect to itself, and each Purchaser covenants and agrees with respect to itself and its Associates that are not signatories hereto, that it or they will not (i) acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any shares of Common Stock or voting securities of the Company (or direct or indirect rights or options to acquire any such securities); (ii) enter, agree to enter into or propose to enter into, directly or indirectly, any merger or business combination involving the Company; (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the rules of the Commission) or consent to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company; or (iv) form, join or in any way participate in a "group" (within the meaning of Section 13d-3 of the Exchange Act) with any persons not referenced to herein with respect to any of the foregoing; provided, however, that nothing in this Section 4.2(a) shall restrict any Purchaser or any of its Associates from (A) acquiring shares of Common Stock or voting securities as a result of a stock split, stock dividend or similar recapitalization of the Company, (B) exercising the Warrants, the warrant issued to IIA pursuant to the Note Purchase Agreement, the warrant issued to CentreLine pursuant to the Preferred Securities Purchase Agreement and any other warrants with respect to any capital stock of the Company issued prior to the date hereof (or any preemptive rights granted pursuant to any of them), (C) making, or in any way participating, directly or indirectly, in any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 under the Exchange Act) in connection with the election to the Board of Directors of directors nominated by any Purchaser or any of its Associates (to the extent not otherwise inconsistent with this Agreement) or (D) with respect to a tender or exchange offer or a merger or other business combination involving the Company (a "Business Combination"), which was initiated without the encouragement by or the participation of any Purchaser or any of its Associates, making a tender or exchange offer or a proposal with respect to a Business Combination, or forming, joining or participating as a "group" to make such offer or proposal, in either case upon more favorable terms than those of the unsolicited tender or exchange offer or Business Combination; and provided further, that nothing contained in this
Section 4.2(a) (I) shall affect or impair the right of any director of the Company to (x) act as a member of the Board of Directors or any committee thereof or (y) take any action necessary or advisable to carry out his obligations and duties as a director of the Company. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 4.2(a) shall prohibit or restrict any Associate who is a director of the Company from acquiring, in one or more transactions, in his individual capacity, an aggregate of 25,000 shares of Common Stock so long as such acquisition does not violate any provision of the Company's charter as in effect from time to time or
(II) prohibit or restrict ordinary trading transactions on behalf of third party clients by an Associate engaged in the investment management business.

                  (b) The limitations set forth in Section 4.2(a) above and
Section 4.3 below may be waived by the affirmative vote of the nearest whole number representing 66 2/3 % or more of (i) the directors of the Company, excluding from the total number of directors voting those who are Associates of any Purchaser or (ii) the shares of the Company, not including in such total number of shares voting those beneficially owned by any Purchaser and its Associates.

                  (c) In furtherance of the standstill covenants set forth in this Section 4.2, each of the Company and each of the Purchasers covenants and agrees that any material business relationship between the Company and any Purchaser or any Associate of any Purchaser must be approved in the manner provided in Section 4.2(b) above.

                  (d) Other than with respect to the election of directors of the Company, each Purchaser covenants and agrees that, with respect to any vote of the stockholders of the Company on a particular matter, if the aggregate number of all shares that are voted in like manner by the Purchasers and their respective Associates shall be greater of 35 % of the total number of shares voted, then those votes that exceed such 35 % threshold shall be voted in the same proportion as the other stockholders voted their shares with respect to such matter.

                  (e) Each Purchaser covenants and agrees that such Purchaser and its Associates will not vote their shares of Common Stock, the Voting Notes issued pursuant to the Note Purchase Agreement (the "Voting Notes") or shares of Common Stock issued upon exercise of the Warrants or the Common Stock Purchase Warrants issued to them under the Note Purchase Agreement or the Preferred Securities Purchase Agreement, to elect a total of more than five (5) persons (or the highest number that is less than a majority of the Board of Directors, as the case may be), including the person nominated pursuant to Section 4.4 of the September 1996 Stock Purchase Agreement, who are Associates of any Purchaser or its Associates to be directors of the Company.

                  (f) The agreements set forth in this Section 4.2 shall continue so long as the shares of Common Stock owned by the Purchasers and their respective Associates, directly or indirectly, represent 15% of the outstanding shares of the Company on a fully diluted basis (including, without limitation, the Voting Notes).

                  (g) Upon consummation of the Closing hereunder, this Section
4.2 shall supersede in its entirety Section 4.2 of the September 1996 Stock

Purchase Agreement, which as of such consummation shall be of no further force and effect.

                  (h) It is hereby understood and agreed by the parties hereto that CentreLine Reinsurance Limited, Centre Reinsurance Limited, III and IIA are executing the Acknowledgment and Agreement attached hereto only with respect to this Section 4.2 and each such person will have no liability or obligation under this Agreement other than with respect to this Section 4.2.

              4.3 Transfer of Shares. So long as the shares of Common Stock owned by the Purchasers and their Associates, directly or indirectly, represent 15% of the shares of Common Stock outstanding on a fully diluted basis (including, without limitation, the Voting Notes), the Purchasers shall not transfer, assign, sell or otherwise dispose of (each, a "Transfer") any of its shares of Common Stock, except for Transfers made in accordance with this
Section 4.3. The Purchasers may at any time Transfer any or all of its shares of Common Stock (i) to any Associate of the Purchasers, if such Associate executes and delivers to the Company, prior to any such Transfer, an instrument in form and substance reasonably satisfactory to the Company pursuant to which such Associate agrees to be bound by the provisions of Section 4.2 and this Section 4.3, (ii) pursuant to Rule 144 under the Securities Act or any successor to such rule, (iii) pursuant to a tender offer or exchange offer made by the Company or any "Affiliate" (as such term is defined in Rule 12b-2 of the Exchange Act) of the Company, (iv) pursuant to a tender offer or exchange offer initiated by any person or "group" (within the meaning of Section 13d-3 of the Exchange Act) other than the Purchasers or any Associate thereof or a Business Combination, which is approved or recommended by the Board of Directors of the Company or with respect to which the Board of Directors of the Company has announced its intention to remain neutral, (v) so long as the shares of Common Stock to be Transferred represent, in the aggregate, not greater than 10% of the outstanding Common Stock, in a transaction or series of transactions exempt from the registration and prospectus delivery requirements of the Securities Act, (vi) by the Transfer of greater than 10% of the outstanding shares of Common Stock in a transaction or series of transactions exempt from the registration and prospectus delivery requirements of the Securities Act to (x) one purchaser, (y) one purchaser and its Affiliates or (z) a "group" of purchasers, if such purchaser or purchasers of Common Stock in any such transaction or series of transactions execute and deliver to the Company prior to any such purchase or purchases an instrument in form satisfactory to the Company pursuant to which such purchaser or purchasers agree to be bound by the provisions of Section 4.2 hereof and this Section 4.3 (treating such purchaser or purchasers as an "Associate" for purposes of such sections), (vii) pursuant to a registration statement filed under the Securities Act pursuant to the Amended and Restated Registration Rights Agreement, in the form attached hereto as Exhibit C (the "Registration Rights Agreement"), or otherwise or (viii) pursuant to a pro rata distribution to its partners. Upon the consummation of the Closing hereunder, this Section 4.3 shall supersede in its entirety Section 4.3 of the September 1996 Stock Purchase Agreement, which as of such consummation shall be of no further force and effect.

              4.4 Rights Offering; Debt Offering.

                  (a) As soon as practicable after the date of this Agreement, the Company shall effect (i) a "rights offering" of Common Stock to its stockholders at a price per share of Common Stock of Sixteen Dollars and Seventy-Five Cents ($16.75) and in an aggregate amount of not less than One Hundred Six Million Dollars ($106,000,000) (the "Rights Offering") and (ii) an offering of debt securities of the Company in an aggregate amount of not less than One Hundred Ten Million Dollars ($110,000,000) (or such lesser amount as may be agreed upon between the Company and the Purchasers) (the "Debt Offering"). The Rights Offering and the Debt Offering will each be on terms reasonably acceptable to the Purchasers.

                  (b) The Company will prepare and file with Commission registration statements with respect to the Rights Offering and the Debt Offering. The Company hereby represents, warrants and agrees with the Purchasers that the Registration Statements will not, at the time any preliminary prospectus, prospectus or prospectus supplement included in such Registration Statements are mailed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company further represents, warrants and agrees that the Registration Statements will comply as to form in all material respects with the provisions of the Securities Act. Any registration statement, including, without limitation, any preliminary prospectus, prospectus or prospectus supplement included therein, filed under the Securities Act, as the case may be, in connection with the Rights Offering or the Debt Offering, and any schedules required to be filed with the Commission in connection therewith, as from time to time amended or supplemented, are collectively referred to as the "Registration Statements."

                  (c) The Company acknowledges that it has been advised that IP Delaware and IP Bermuda will not be offered any rights to subscribe for, and will not purchase any, shares of Common Stock in the Rights Offering.

              4.5 Best Efforts. Upon the terms and subject to the conditions herein provided, each of the Purchasers and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and each other agreement contemplated hereby including (a) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (b) to fulfill all conditions on its part to be fulfilled under this Agreement and each other agreement contemplated hereby. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and each other agreement contemplated hereby, the proper partners, officers or directors of all parties to this Agreement shall take all such reasonably necessary action. No party hereto will take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing. Each party hereto shall give prompt notice to all other parties of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of such party contained in this Agreement, as the case may be, to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date and (ii) any material failure of such party, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and such party shall use all reasonable efforts to remedy such failure.

              4.6 Indemnification by the Company.

                  (a) The Company agrees to indemnify each of the Purchasers, and each of the Purchaser's respective partners, members, employees, agents and representatives, against and hold the Purchasers, and each of the Purchaser's respective partners, members, employees, agents and representatives, harmless from all claims, obligations, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses incurred by the Purchasers in any action between the Purchasers and the Company or between the Purchasers and any third party or otherwise) and liabilities of and damages to the Purchasers arising out of the material breach of any representation, warranty, covenant or agreement of the Company in this Agreement.

                  (b) The Purchasers agree to give the Company prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which they have knowledge concerning any liability or damage as to which they may request indemnification hereunder. The Company shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim, assertion, event or proceeding (provided that the Company shall have acknowledged its indemnification obligations hereunder specifically in respect of such claim, assertion, event or proceeding) at its own expense, which counsel shall be reasonably satisfactory to the Purchasers. If the Company elects to assume the defense of any such claim, assertion, event or proceeding, the Purchasers may participate in such defense, but in such case the expenses of the Purchasers incurred in connection with such participation shall be paid by the Purchasers. The Purchasers shall cooperate with the Company in the defense or settlement of any such claim, assertion, event or proceeding. If the Company elects to direct the defense of any such claim or proceeding, the Purchasers shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless the Company consents in writing to such payment or unless the Company withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Company is entered against the Purchasers for such liability. If the Company shall fail to defend, or if, after commencing or undertaking any such defense, the Company fails to prosecute or withdraws from such defense, the Purchasers shall have the right to undertake the defense or settlement thereof at the Company's expense.

              4.7 Indemnification by the Purchasers.

                  (a) Each of the Purchasers, severally and not jointly, agrees to indemnify the Company, and each of the Company's officers, directors, employees, agents and representatives, against and hold the Company, and each of the Company's officers, directors, employees, agents and representatives, harmless from all claims, obligations, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses incurred by the Company in any action between the Company and such Purchaser or between the Company and any third party or otherwise) and liabilities of and damages to the Company arising out of the material breach of any representation, warranty, covenant or agreement of such Purchaser in this Agreement.

                  (b) The Company agrees to give the Purchasers prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which it has knowledge concerning any liability or damage as to which it may request indemnification hereunder. The indemnifying Purchasers shall have the right to direct, through counsel of their own choosing, the defense or settlement of any such claim, assertion, event or proceeding (provided that such Purchasers shall have first acknowledged their indemnification obligations hereunder specifically in respect of such claim, assertion, event or proceeding) at their own expense, which counsel shall be reasonably satisfactory to the Company. If the indemnifying Purchasers elect to assume the defense of any such claim, assertion, event or proceeding, the Company may participate in such defense, but in such case the expenses of the Company incurred in connection with such participation shall be paid by the Company. The Company shall cooperate with the indemnifying Purchasers in the defense or settlement of any such claim, assertion, event or proceeding. If the indemnifying Purchasers elect to direct the defense of any such claim, assertion, event or proceeding, the Company shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless such Purchasers consent in writing to such payment or unless such Purchasers withdraw from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of such Purchasers is entered against the Company for such liability. If the indemnifying Purchasers shall fail to defend, or if, after commencing or undertaking any such defense, such Purchasers fail to prosecute or withdraw from such defense, the Company shall have the right to undertake the defense or settlement thereof at such Purchaser's expense.

              4.8 Consents. The Company and each of the Purchasers will use its reasonable best efforts to obtain all necessary waivers, consents and approvals of all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement and each agreement contemplated hereby, including, but not limited to, those required in connection with the filing of any required HSR Reports and Forms A and any filings to be made in connection with or in compliance with the provisions of each of the Securities Act, the Exchange Act and any applicable state securities laws.

              4.9 Use of Proceeds. The Company covenants and agrees that it will use the proceeds from the sale of the Shares hereunder to consummate the transactions contemplated by the Purchase Agreement.

              4.10 HSR Reports. If the Purchasers are required to file an HSR Report in connection with the Purchase by the Purchasers pursuant to the terms of this Agreement, then the Purchasers shall so notify the Company in writing and, within fifteen (15) business days from the receipt by the Company of such notice, each of the Purchasers and the Company shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice, an HSR Report and any supplemental information which may be requested in connection with such HSR Reports. The Purchasers and the Company shall cooperate fully in the preparation of such filings.

              4.11 Exclusivity. The Company hereby agrees that prior to the Closing Date, the Company shall not, directly or indirectly, solicit, entertain or accept offers from persons (other than the Purchasers) for the investment contemplated by this Agreement. The Company further agrees that, other than the Rights Offering and the Debt Offering, it will not utilize any funds or sources of financing to finance the transactions contemplated by the Purchase Agreement without first consummating the Purchase.

              4.12 SEC Filings. From and after the date hereof to the Closing the Company shall make all SEC Filings required to be filed under the Securities Act or the Exchange Act, and all amendments thereto, and the Company shall deliver to the Purchasers a copy of each such SEC Filing.

              4.13 Amendment of Purchase Agreement. The Company shall not amend the Purchase Agreement without the prior written consent of the Purchasers (which shall not be unreasonably withheld).

              4.14 Rights Offering Notice. On the next business day following the expiration of the subscription period of the Rights Offering, the Company shall deliver to the Purchasers a notice (the "Rights Offering Notice") which sets forth the number of shares of Common Stock which have been subscribed for in the Rights Offering.


                                    ARTICLE V

                              CONDITIONS PRECEDENT

              5.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Purchasers and the Company on or prior to the Closing Date of the following conditions:

                  (a) No United States or state authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary, or permanent) which is in effect and has the effect of prohibiting consummation of the transactions contemplated by this Agreement or restricting the operation of the business of the Company and the Subsidiaries as conducted on the date hereof in a manner that would have a Material Adverse Effect on the Company.

                  (b) Any waiting period applicable to the transactions contemplated by this Agreement and each agreement contemplated hereby, including, without limitation, those applicable to any HSR Report or Form A or any filing in connection with or in compliance with the provisions of each of the Securities Act, the Exchange Act and any applicable state securities laws shall have expired or been terminated.

                  (c) The Closing provided for in Section 1.3 hereof shall occur simultaneously with the closing of the transactions contemplated by the Purchase Agreement.

              5.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Company on or prior to the Closing Date of the following additional conditions:

                  (a) Purchasers shall have performed in all material respects their obligations under this Agreement required to be performed by them on or prior to the Closing Date pursuant to the terms hereof.

                  (b) The representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date, except to the extent that any such representation or warranty is made as of a specified date in which case such representation or warranty shall have been true and correct as of such date. The Purchasers shall have delivered a certificate to the effect set forth in Sections 5.2(a) and (b).

                  (c) The Company shall have received fully executed copies of the Purchase Agreement, the Registration Rights Agreement and any and all other agreements, documents, certificates or instruments contemplated by this Agreement and any of the foregoing.

                  (d) All of the conditions to Closing set forth in Article 6 of the Purchase Agreement shall have been satisfied or waived.

                  (e) The stockholders of the Company (including, without limitation, the holders of the Voting Notes) shall have duly approved at the Stockholders' Meeting the issuance of the Shares pursuant to this Agreement and, to the extent required, the transactions contemplated by the Financing Agreements.

                  (f) The Company shall have received, in a form reasonably satisfactory to the Company, the favorable opinion of its financial advisor in connection with the transactions contemplated hereunder and under the Purchase Agreement, as of the date of the mailing of the Proxy Statement, as to the fairness on a financial basis of the terms of the Purchase and the transactions contemplated by this Agreement.

                  (g) All necessary waivers or consents to, approvals of and notices or filings with respect to the transactions contemplated by this Agreement and each agreement contemplated hereby shall have been obtained or made.

              5.3 Conditions to the Obligations of Purchasers. The obligations of the Purchasers to effect the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Purchasers on or prior to the Closing Date of the following additional conditions:

                  (a) The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Closing Date pursuant to the terms hereof.

                  (b) The representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.10, 3.12 and 3.13 of this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date, except to the extent that any such representation or warranty is made as of a specified date in which case such representation or warranty shall have been true and correct as of such date. The Company shall have delivered to the Purchasers a certificate to the effect set forth in Sections 5.3(a) and (b).

                  (c) The Company shall have delivered (i) to each of the Purchasers stock certificates in definitive form representing the number of Shares to be purchased by such Purchaser pursuant to Section 1.1, registered in the name of such Purchaser and (ii) to each of the Purchasers or its designee (or, in the case of Cap Z, assignee) and ZCIL or its designee, except to the extent set forth in the Zurich Letter, Warrants in definitive form representing the number of Warrants set forth opposite such Purchaser's or ZCIL's name on Exhibit A-2 hereto, registered in the name of each such Purchaser or its designee (or, in the Case of Cap Z, assignee) or ZCIL or its designee.

                  (d) The stockholders of the Company (including, without limitation, the holders of the Voting Notes) shall have duly approved at the Stockholders' Meeting the issuance of the Shares pursuant to this Agreement and, to the extent required, the transactions contemplated by the Financing Agreements.

                  (e) The Purchasers shall have received fully executed copies of the Purchase Agreement, the Registration Rights Agreement and any and all other agreements, documents, certificates or instruments contemplated by this Agreement and any of the foregoing.

                  (f) All necessary waivers or consents to, approvals of and notices or filings with respect to the transactions contemplated by this Agreement and each other agreement contemplated hereby and thereby shall have been obtained.

                  (g) The Debt Offering and Rights Offering shall have been consummated simultaneously with the Closing of this Agreement and the Purchase Agreement on terms and conditions reasonably satisfactory to the Purchasers, and in no event shall the notes issued in connection with the Debt Offering have an interest rate in excess of 12% per annum.

                  (h) The Purchase Agreement shall not have been materially amended or modified, nor any material provision thereof waived by the Company, except upon the consent of the Purchasers in their sole discretion (such consent not to be unreasonably withheld).


                                   ARTICLE VI
                                  MISCELLANEOUS

              6.1 Termination. This Agreement (including, without limitation, Sections 4.2 and 4.3 hereof) shall terminate and the transactions contemplated hereby may be abandoned (i) at any time simultaneous with or following the termination of the Purchase Agreement, (ii) by the Company, on the one hand, or the Purchasers, on the other hand, upon notice to the other, two (2) days after the failure by the stockholders of the Company to approve at the Stockholders' Meeting the issuance of the Shares pursuant to this Agreement and, to the extent required, the transactions contemplated by the Financing Agreements in accordance with Section 5.2(e) and 5.3(d) hereof or (iii) on the next date following the date which is the last date on which, pursuant to Section 1.3 hereof, the Closing hereunder can occur by written notice of the Company to the other parties or any Purchaser to the other parties. This Agreement shall terminate at such time as, by their terms, all of the obligations under Sections
4.2 and 4.3 hereof are no longer in effect.

              6.2 Amendment. This Agreement may be amended by the parties hereto. This Agreement may be amended by an instrument in writing without each party's written agreement, but no such amendment shall be enforceable against any party which has not signed such amendment.

              6.3 Waiver. At any time prior to the Closing Date, the Company or the Purchasers may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions herein, provided that any such waiver of or failure to insist on strict compliance with any such representation, warranty, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any agreement on the part of the Company or the Purchasers to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

              6.4 Survival. The representations, warranties, covenants and agreements set forth in Sections 1.4, 1.5 and 1.6 and Articles II, III and IV shall survive the Closing.

              6.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally, sent by commercial carrier or registered or certified mail (postage prepaid, return receipt requested) or transmuted by facsimile with automated receipt confirmation to the parties at the following addresses and numbers:

                          If to the Company, to:

                          Superior National Insurance Group, Inc.
                          26601 Agoura Road
                          Calabasas, California 91302
                          Fax:  (818) 880-8615
                          Attention:  J. Chris Seaman

                          with copies to:

                          Riordan & McKinzie
                          5473 Corsa Avenue, Suite #116
                          Westlake Village, California 91362
                          Fax:  (818) 706-2956
                          Attention:  Dana M. Warren, Esq.

                          If to the Purchasers, to:

                          Insurance Partners, L.P.
                          201 Main Street, Suite 2600
                          Fort Worth, TX 76102
                          Fax:  (817) 338-2047
                          Attention:  Mr. Charles Irwin

                          and

                          Insurance Partners Offshore (Bermuda), L.P.
                          Cedar House
                          41 Cedar Avenue
                          P.O. Box HM 1179
                          Hamilton, HM-EX, Bermuda
                          Fax:  (809) 292-7768
                          Attention:  Kenneth E.T. Robinson, Esq.

                          and

                          Capital Z Partners, Ltd.
                          One Chase Manhattan Plaza
                          44th Floor
                          New York, NY 10005
                          Fax:  (212) 898-8720
                          Attention:  Bradley E. Cooper

                          with copies to:

                          Paul, Weiss, Rifkind, Wharton & Garrison
                          1285 Avenue of the Americas
                          New York, NY 10019-6064
                          Fax:  (212) 757-3990
                          Attention:  Marilyn Sobel, Esq.

                          and

                          Insurance Partners Advisors, L.P.
                          One Chase Manhattan Plaza
                          44th Floor
                          New York, NY 10005
                          Fax:  (212) 898-8720
                          Attention:  Steven B. Gruber

              6.6 Headings; Agreement. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The term "Agreement" for purposes of representations and warranties hereunder shall be deemed to include the Exhibits hereto to be executed and delivered by parties relevant thereto.

              6.7 Publicity. So long as this Agreement is in effect, except as required by law, regulation or stock exchange requirements, the parties hereto shall not, and shall cause their affiliates not to, issue or cause the publication of any press release or other announcement with respect to the transactions contemplated by this Agreement or the other agreements contemplated hereby without the consent of the other parties, which consent shall not be unreasonably withheld or delayed or without consulting with the other parties as to the content of such press release or other announcement.

              6.8 Entire Agreement. This Agreement (including all Exhibits hereto) constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

              6.9 Conveyance Taxes. The Company agrees to assume liability for and to hold the Purchasers harmless against any sales, use, transfer, stamp, stock transfer, real property transfer or gains, and value added taxes, any transfer, registration, recording or other fees, and any similar taxes incurred as a result of the issuance and sale of the Shares or Warrants as contemplated hereby.

              6.10 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Cap Z may transfer or assign this Agreement and all of its rights, interests and obligations hereunder (i) to ZCIL or its affiliates pursuant to the Zurich Letter or (ii) to one or more of the following entities: any partnership of which Cap Z is, directly or indirectly, the general partner, any limited liability company of which Cap Z is, directly or indirectly, the managing member or any Associate of Cap Z, and upon any such transfer or assignment Cap Z shall have no further obligations hereunder except under Section 4.2(a) hereof, in which event such assignee shall be a "Purchaser" for all purposes under this Agreement. If Cap Z shall assign its rights, interests and obligations hereunder to ZCIL, ZCIL may assign its rights, interests and obligations hereunder to Cap Z or a partnership of which Cap Z is, directly or indirectly, the general partner, any limited liability company of which Cap Z is, directly or indirectly, the managing member or any Associate of Cap Z, all in accordance with the terms of the Zurich Letter, and upon any such transfer or assignment ZCIL shall have no further rights or obligations hereunder to the extent its rights, interests and obligations have been so transferred or assigned. Except as otherwise provided in the Exhibits to this Agreement or the other agreements contemplated hereby, neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto without the prior written consent of the other parties.

              6.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

              6.12 Governing Law. The validity and interpretation of this Agreement shall be governed by the laws of the State of Delaware, without reference to the conflict of laws principles thereof.

              6.13 Third Party Beneficiaries. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

              6.14 Costs and Expenses. The Company will pay all costs and expenses incurred by any of the Purchasers in connection with the transactions contemplated hereby, including without limitation, the reasonable legal fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison and any filing fees paid in connection with the filing of HSR Reports by the Purchasers, whether or not the transactions contemplated hereby are consummated.

              IN WITNESS WHEREOF, each of the Purchasers and the Company has caused this Agreement to be duly signed as of the date first written above.

                          SUPERIOR NATIONAL INSURANCE GROUP, INC., a Delaware corporation


                          By: /s/ J. Chris Seaman
                              ----------------------
                              Name:  J. Chris Seaman
                              Title: Chief Financial Officer

                          INSURANCE PARTNERS, L.P.,
                          a Delaware limited partnership

                          By: Insurance GenPar, L.P., its
                              General Partner

                          By: Insurance GenPar MGP, L.P., its
                              General Partner

                          By: Insurance GenPar MGP, Inc., its
                              General Partner

                          By: /s/ signature illegible
                              -----------------------
                              Name:
                              Title:

                          INSURANCE PARTNERS OFFSHORE (BERMUDA),
                          L.P., a Bermuda limited partnership

                          By: Insurance GenPar (Bermuda) L.P., its
                              General Partner

                          By: Insurance GenPar (Bermuda) MGP, L.P., its
                              General Partner

                          By: Insurance GenPar (Bermuda), Ltd., its
                              General Partner

                          By: /s/ signature illegible
                              -----------------------
                              Name:
                              Title:

                          CAPITAL Z PARTNERS, LTD.


                          By: /s/ Bradley Cooper
                              ------------------
                              Name:  Bradley Cooper
                              Title: Vice President

                [Acknowledgment and Agreement on Following Page]

Acknowledgment and Agreement:

              Each of the undersigned acknowledges that this Agreement affects its rights and by its signature below, the undersigned covenants and agrees that it and its officers, directors and managing partners (and the officers, directors and control persons of such managing partners) shall be bound by the terms of this Agreement to the extent such terms apply to them.

                          CENTRELINE REINSURANCE LIMITED,
                          a Bermuda corporation



                          By: /s/ Tara Leonard
                              ----------------
                              Name:  Tara Leonard
                              Title: SUP & CAO

                          CENTRE REINSURANCE LIMITED,
                          a Bermuda corporation



                          By: /s/ Tara Leonard
                              ----------------
                              Name:  Tara Leonard
                              Title: SUP & CAO

                       INTERNATIONAL INSURANCE INVESTORS,
                       L.P., a Bermuda limited partnership

                          By: International Insurance Investors
                              (Bermuda) Limited, a Bermuda
                              corporation
                              Its:  General Partner



                          By: /s/ Bradley Cooper
                              ------------------
                              Name:  Bradley Cooper
                              Title: Director

                        INTERNATIONAL INSURANCE ADVISORS,
                          INC., a Delaware corporation



                          By: /s/ Robert A. Spass
                              ----------------------
                              Name:  Robert A. Spass
                              Title: President

                                   EXHIBIT A-1

                    PURCHASERS OF THE SHARES OF COMMON STOCK


--------------------------------------------------------------------------------
Purchaser                              Percentage of              Maximum
                 Shares to be          Unsubscribed               Number of
                 Purchased             Shares                     Shares
--------------------------------------------------------------------------------
IP Delaware         1,756,627               31.3016%              3,737,504
IP Bermuda            712,627               12.6984%              1,516,227
Cap Z               3,142,686                    56%              6,686,567
--------------------------------------------------------------------------------

                                   EXHIBIT A-2

                                    WARRANTS


--------------------------------------------------------------------------------
               Purchaser                     Number of Warrants
--------------------------------------------------------------------------------
               IP Delaware                              229,754
               IP Bermuda                                93,206
               Cap Z                                    205,520
               ZCIL                                     205,520
--------------------------------------------------------------------------------

                                   EXHIBIT A-3

                                 TRANSACTION FEE


--------------------------------------------------------------------------------
               Purchaser                         Fee Amount
--------------------------------------------------------------------------------
               IP Delaware                       $1,220,762
               IP Bermuda                          $495,238
               Cap Z                             $2,184,000
--------------------------------------------------------------------------------